UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2011

PEDIATRX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

405 Trimmer Road, Suite 200, Califon, NJ	07830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 975-0753

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On September 12, 2011, we entered into a co-promotion with Bi-Coastal Pharmaceutical Corp. Pursuant to the co-promotion agreement, Bi-Coastal granted to us the non-exclusive right to promote Aquoral within the United States of America. Aquoral is an FDA-cleared, prescription-only treatment for xerostomia (the medical term for dry mouth due to a lack of saliva). Xerostomia can be a debilitating medical condition and is estimated to impact between 35 and 40 million Americans. It is especially prevalent in patients undergoing various treatments for cancer and those with Sjögren’s syndrome. It is also common in the elderly and in patients who are taking prescription medications.

We are required to include Aquoral in no less than 85% of our sales calls.

In return for our product promotional efforts, we will receive compensation for each unit sold. Our agreement with Bi-Coastal is for an initial term of two years and will automatically renew for one year terms unless either party provides notice of non-renewal at least six months prior to the expiration of the then-current term. The agreement is terminable at any time, by either party, upon six months prior written notice to the other party and is also terminable for cause.

Item 8.01      Other Events.

A copy of our press release dated September 14, 2011 is furnished herewith.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Co-promotion agreement with Bi-Coastal Pharmaceuticals effective September 12, 2011 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)

99.1	PediatRx Inc. Press Release dated September 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRX INC.

/s/ Cameron Durrant

Cameron Durrant
President, Chief Executive Officer and Director

Date: September 14, 2011